Exhibit 99.1

Press Release of Concorde Career Colleges, Inc.

Issued on May 19, 2004, Reporting Updated 2004 Earnings Estimate

FOR IMMEDIATE RELEASE

Contact:            Jack L. Brozman, President & Chief Executive Officer

Paul Gardner, Chief Financial Officer

Concorde Career Colleges, Inc.

5800 Foxridge Drive, Suite 500

Mission, Kansas 66202

(913) 831-9977

Concorde Lowers Earnings Forecast for 2004

Mission, Kansas, May 19th, 2004...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today reported that it has lowered its revenue and earnings per share estimates for the twelve months ending December 31, 2004.

Jack Brozman, President & CEO said, “We believe we now have better insight into the remainder of the year and are lowering our estimates for revenue and earnings per share. We anticipate 2004 revenue to range from $80.0 to $82.0 million and 2004 diluted earnings per share to range from $0.78 to $.0.82. The 2004 information reflects our best estimate at this time.”

Our enrollments continue to be adversely impacted by delays in implementing new programs. We have also experienced slower than anticipated enrollment growth during the second quarter in existing programs. In addition, we have had a reduction in enrollments in one clinical program at one campus due to state board programmatic provisional approval. The combination of these three factors will result in fewer enrollments than we previously projected beginning with the second quarter of 2004. The enrollment shortfall will result in lower student population in future months and lower revenue than previously forecasted for the remainder of the year.

Operating margins have decreased as we added costs in anticipation of new program additions. Four campus moves since the first quarter of 2003 and additional classrooms at other locations have increased costs.  Concorde’s near term strategic plan is to grow revenue primarily by increasing the number of programs offered at each of our campuses. Expanded capacity and updated facilities provide us with the space for growth. However, the anticipated new programs have taken longer to launch than we previously anticipated and we have not begun to offset the added overhead. We currently have ten programs in various stages of the approval process that we anticipate implementing within the next twelve months. Management believes that the investments made in expanded capacity will benefit Concorde’s future results.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act.  Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts.  These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base.  Actual results or events could differ materially from those discussed in the forward-looking statements.  See the Company's reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission for further information.  The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise.  To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

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